Exhibit 99.1

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

Mizuha Nakajima

Revolution PR for Digimarc

503-997-6045

mizuha@revolutionpr.com

FOR IMMEDIATE RELEASE

Latvia Awards Driver License Contract to Digimarc

Latvia to be the first European driver license to incorporate Digimarc IDMarc™ security features

Tualatin, OR – Feb. 13, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced that the Road Traffic Safety Directorate (RTSD) of Latvia has awarded the country’s new digital driver license contract to Digimarc. The estimated value of the five-year contract is $9 million.

Under the terms of the bid and contract award, Digimarc will be the prime contractor responsible for design, installation, maintenance and servicing of the system. Digimarc will also be responsible for supplying materials and enhanced security features such as Digimarc IDMarc digital watermarking and a 2-D Kinegram®; a materials tracking and management system; and inkjet printing technology that will provide for secure, high-quality personalization and production of Latvian driver licenses and driving learner permits.

Latvia is the first country in Europe to adopt IDMarc digital watermarking as a driver license security feature. Since being introduced in 2003, digital watermarking has been rapidly adopted as a driver license security feature by nine U.S. states.

“We are very pleased by Latvia’s decision to award its next-generation driver license system contract to Digimarc,” said Piet Lesage, vice president, worldwide sales, Digimarc ID Systems. “We are looking forward to partnering with the Road Traffic Safety Directorate of Latvia on this initiative and helping Latvia develop a digital driver license system that is state of the art in security and cost effectiveness.”

“We selected Digimarc ID Systems as the provider of Latvia’s new EU-style driver licenses as Digimarc offered the best package in terms of quality, customer service and price,” said Andris Lukstins, director of the Road Traffic Safety Directorate. “The new solution provided by Digimarc will not only incorporate state-of-the-art security features but will also allow us to serve our customers in a very fast and efficient way.”

Digimarc currently provides secure driver license solutions for 32 U.S. states and internationally in Europe, Africa, Latin America and Asia in such countries as the United Kingdom, Russia, New Zealand, Philippines, Costa Rica, Botswana as well as several Canadian Provinces.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 139 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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